Code of Ethics

for

SanJac Alpha LP

Effective July 26, 2024

This Code of Ethics (the “Code”) has been adopted by SanJac Alpha LP (the
Company” or the “Adviser”) in connection with its role as investment adviser to one or more exchange traded funds in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”). The Code is intended to ensure that all acts, practices and courses of business engaged in by access persons of the Adviser reflect high standards and comply with the requirements of Section 17(j) of the Act and Rule 17j-1 thereunder.

The Code is enforced to ensure that no one is taking advantage of their position within the Adviser, or even giving the appearance of placing their own interests above that of the accounts, Clients, and company members the Adviser is serving. All Associated Persons are required to comply with the Code as a condition of continued employment.

Pursuant to the Code, and Rule 17j-1, it is unlawful for any Associated Person, in connection with the purchase or sale by such persons of securities held or to be acquired by a Client account, to

•employ any device, scheme or artifice to defraud a Client;
•make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client, in light of the circumstances under which they are made, not misleading;
•engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Client; or
•engage in any manipulative practice with respect to a Client.

Capitalized terms used and not previously defined shall have the meanings set forth in Section V hereof.

I.FIDUCIARY OBLIGATION AND OBLIGATIONS OF ASSOCIATED PERSONS

•No Associated Person shall engage in any act, practice, transactions or course of business that is fraudulent, deceptive or manipulative, contrary to any rules or regulations established by governing regulatory bodies, or which has no legitimate business purpose or economic substance.
•Every Associated Person, making any investment recommendation or taking any investment action, shall exercise diligence and thoroughness, and shall have a reasonable and adequate basis for any such recommendation or action.
•Associated Persons of the Adviser, or its affiliates, shall conduct themselves in a manner consistent with the highest ethical standards. They shall avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest, or the appearance of a conflict of interest, which may be otherwise detrimental to the interests of Clients or the Adviser.

•An Associated Person having discretion as to the selection of broker/dealers to execute securities transactions for a Client shall select broker/dealers solely on the basis of the services provided directly or indirectly by such brokers to the Client.
•All Associated Persons shall comply strictly with applicable federal and state laws (including applicable securities laws) and regulations of governmental agencies and self-regulatory organizations. The Associated Persons shall not knowingly participate in, assist, or condone any acts in violation of any statute or regulations governing securities matters, nor any act that would violate any provision of the Code, the Adviser’s Compliance Policies & Procedures Manual or any federal, state or self-regulatory organization rules and regulations.
•Associated Persons shall not engage in insider trading or any other trading in violation of federal or state securities laws.
•Each Associated Person having supervisory responsibilities shall exercise reasonable supervision over Associated Persons subject to his or her control, with the intent of preventing any violation by such persons of applicable statutes or regulations, and the provision of the Code.
•Conflicts of interest generally result from a situation in which an individual has personal interests in a matter that is or may be in conflict with his/her responsibilities to other persons or entities or where an individual has or may have competing obligations or responsibilities to two or more persons or entities. In the case of the relationship between a Client on the one hand, and the Adviser, its Associated Persons and their respective affiliates, on the other hand, such conflicts may result from the purchase or sale of securities for the account of a Client and for the personal account of the individual involved or the account of any affiliated person or from the purchase or sale for the account of the Client of securities in the purchase or sale for the account of the Client of securities in which an Associated Person of the Adviser or affiliates has an interest. In these cases, all potential or actual conflicts must be disclosed and the first preference and priority must be to avoid such conflicts of interest whenever possible, and where they unavoidably occur, to resolve them in a manner not disadvantageous to the Client.
•Specifically, Access Persons are prohibited from using nonpublic information regarding portfolio holdings or Client transactions for their personal benefit. Access Persons are prohibited from using advance knowledge to trade ahead of or otherwise benefit from such knowledge.

II.REPORTING OF PERSONAL SECURITIES

A.Holdings reports

Each Access Person must submit to the Chief Compliance Officer (or his/her designee, the “CCO”) a report

•No later than ten (10) days after the person becomes an Access Person and
•Annually, before January 30th of each calendar year

of current Reportable Securities holdings that meets the following requirements:

•The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;
•The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and
•The date the Access Person submits the report.

The information must be current as of a date no more than forty-five (45) days prior to the date the a) person becomes an Access Person or b) report was submitted.

An Access Person does not need to report information with respect to transactions effected for, and Reportable Securities held in, any account over which such Access Person has no direct influence or control.

The CCO will review, or cause to be reviewed, these reports for the following (provided that the Head of Operations will review any reports from the CCO):

•To assess whether Access Persons are following the Adviser’s policies and procedures;
•To detect any conflicts of interest between Access Persons and its Clients; and
•The findings of these reviews will be documented and records will be maintained in compliance with the Rules and Regulations promulgated under the Advisers Act.

The CCO will take the appropriate action for any review which detects a violation to the Code.

B.Transaction reports

Each Access Person must submit to the CCO quarterly securities transactions reports, which could be in the form of a quarterly brokerage statement, so long as it contains the appropriate information below. Each Access Person must submit a transaction report no later than thirty (30) days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter as well as information regarding any account opened in the prior quarter for the direct or indirect benefit of the Access Person.

Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•The price of the security at which the transaction was effected;
•The name of the broker, dealer or bank with or through which the transaction was effected; and
•The date the Access Person submits the report.

The CCO will review, or cause to be reviewed, these reports for the following:

•To assess whether Access Persons are following Saracen’s policies and procedures;
•To detect any conflicts of interest between Saracen Access Persons and its Clients; and
•The findings of these reviews will be documented and records will be maintained in compliance with the Rules and Regulations promulgated under the Advisers Act.

An Access Person does not need to report information with respect to transactions effected pursuant to an automatic reinvestment plan, including a dividend reinvestment plan.

The CCO will take the appropriate action for any review which detects a violation to the Code.

C.Pre-approval of certain investments; Restricted Securities

Access Persons are required to obtain written, pre-approval from the CCO before directly or indirectly acquiring beneficial ownership in any security in an/a:

•IPO;
•Limited Offering

Access Persons are prohibited from trading in Restricted Securities. However, an Access Person may exit a position in a Restricted Security that such Access Person had a beneficial ownership interest in prior to becoming an Access Person (i.e. the Restricted Security was listed on the initial Holdings Report). In order to exit such a position in a Restricted Security, in full or in part, the Access Person must obtain written, pre-approval from the CCO before executing such transaction, such pre-approval which may be granted or withheld in the CCO’s discretion.

D.CCO periodic review of holdings reports and transaction reports

The CCO will further periodically review the holdings reports and transaction reports to, among other things: (i) look for compliance with certain of Saracen’s policies and procedures, such as preclearance; (ii) compare trading to restricted lists and blacked out securities (to the extent such lists are applicable); (iii) determine whether the Access Person traded in the same securities and the terms of the trades; (iv) look for disparities between the quality of performance of personal accounts versus Client Accounts; and (v) review the percentage of winning investments in the Access Persons account versus Client accounts, in each case, as applicable.

III.VIOLATIONS OF THE CODE

Associated Persons must report any violations of the Code promptly to the CCO. Associated Persons reporting any violations will suffer no retaliation for making such reports.

With respect to any violation of the Code, the CCO may take any preventive, remedial or other action that he/she may deem appropriate. In determining whether or not there has been, or may be, a conflict of interest between the accounts and any person subject to the Code, the CCO shall consider as many of the relevant facts and circumstances that are available. Sanctions under the Code may include: termination of the Associated Person, a fine, disgorgement of any profits received from a securities transaction done in violation of the Code, reversal of a transaction done in violation of the Code, and/or applicable training or education.

IV.REVIEW AND RECEIPT

The Adviser provides each Associated Person with a copy of the Code and any amendments; and requires the Associated Person to provide a written acknowledgment of his/her receipt of the Code and any amendments.

Annually, Associated Persons must certify that they have read and understand the Code and that they have complied with its requirements during the preceding year. Annually, Access Persons must certify that they have disclosed or reported all personal securities transactions/holdings required to be disclosed or reported.

V.    ANNUAL REVIEW

The CCO will review the Code at least annually in light of legal and business developments and experience in implementing the Code. The CCO will provide an annual report to a Trust’s Board of Trustees that: (i) describes issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations and (ii) and certifies to the Board that procedures have been adopted that are designed to prevent Associated Persons from violating the Code.

VI.     ADDITIONAL DEFINITIONS

Access Person - An Access Person is a Supervised Person who has access to nonpublic information regarding any Client's purchase or sale of securities, is involved in making securities recommendations to Clients, or has access to such recommendations that are nonpublic. All of the Company's directors, officers, and partners are presumed to be Access Persons.

Advisers Act – The Investment Advisers Act of 1940.

Associated Person - For purposes of the Code, all Supervised Persons and Access Persons are collectively referred to as Associated Persons.

Client – Any person for whom, or entity including, but not limited to, the ETF series of the Manager Directed Portfolios Trust, for which the Company serves as an investment adviser, renders investment advice, or makes any investment decisions is considered to be a client.

IPO – An initial public offering. An IPO is an offering of securities registered under the Securities Act of 1933 where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering - A “limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

Reportable Security – Any Security, except that it shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements, and shares issued by registered open end investment companies (including money market funds) except shares of Clients.

Restricted Security – Any U.S. government agency-backed mortgage- or asset-backed Security, any corporate bond, any real estate investment trust (REIT), including equity REITs, mortgage REITs, private REITs and public non-listed REITs, and any derivatives of the foregoing Securities.

Security – The SEC defines the term “security” broadly to include stocks, bonds, certificates of deposit, options, interests in private placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security.

SEC – The Securities and Exchange Commission.

Supervised Person - A Supervised Person is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser (or of any company in a control relationship to the Adviser), or other person who is subject to the supervision and control of the Adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the Chief Compliance Officer.

Trust – Trust refers to any Client that is an ETF series of the Manager Directed Portfolios Trust, such Trust which is governed by a Board of Trustees.